UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2015

Columbia Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36113

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenlake Parkway, Suite 1200
Atlanta, GA 30328
(Address of principal executive offices, including zip code)

(404) 465-2200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information required by Item 1.02 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan Facilities

On July 30, 2015, Columbia Property Trust, Inc. (the “Registrant”), through a wholly owned subsidiary, Columbia Property Trust Operating Partnership, L.P. (the “Borrower”), replaced its existing $450 million term loan facility (the “Existing Term Loan”), which had a maturity date of February 3, 2016, with two separate term loans. The Borrower entered into a $300 million unsecured, single-draw term loan (the “$300 Million Term Loan”) with a syndicate of banks with J.P. Morgan Securities, LLC and PNC Capital Markets LLC serving as joint lead arrangers and joint book runners. The $300 Million Term Loan matures on July 31, 2020. The Borrower also entered into a $150 million unsecured, single-draw term loan (the “$150 Million Term Loan”; and together with the $300 Million Term Loan, the “Term Loan Facilities”) with a syndicate of banks with Wells Fargo Securities LLC, U.S. Bank National Association and Regions Capital Markets serving as joint lead arrangers and joint bookrunners. The $150 Million Term Loan matures on July 29, 2022.

The $300 Million Term Loan bears interest, at the Registrant's option, at the London Interbank Offered Rate (“LIBOR”), plus an applicable margin ranging from 0.90% to 1.75%, for LIBOR loans, or an alternate base rate, plus an applicable margin ranging from 0.00% to 0.75%, for base rate loans, based on the Borrower’s applicable credit rating. The $300 Million Term Loan and the JPMorgan Chase Credit Facility, as described below, provide for four accordion options for an aggregate amount of up to $400 million, subject to certain conditions. The $150 Million Term Loan bears interest, at the Registrant's option, at LIBOR, plus an applicable margin ranging from 1.40% to 2.35% for LIBOR Loans, or an alternate base rate, plus an applicable margin ranging from 0.40% to 1.35% for base rate loans, based on the Borrower’s applicable credit rating. The interest rate on the $150 Million Term Loan has been effectively fixed at 3.52% with an interest rate swap agreement. The $150 Million Term Loan provides for four accordion options for an aggregate amount of $300 million, subject to certain conditions.

The Existing Term Loan bore interest at LIBOR, plus an applicable margin ranging from 1.15% to 1.95% for LIBOR loans, or an alternate base rate, plus an applicable margin ranging from 0.15% to 0.95% for base rate loans, based on the Borrower’s applicable credit rating. Based on the terms of an existing interest rate swap, the interest rate on the Existing Term Loan was effectively fixed at 2.07%.

Under the Term Loan Facilities, certain of the Borrower’s covenants and financial restrictions have improved and thereby created additional flexibility for the Borrower, including the following:

•
The Term Loan Facilities improved the capitalization rate used to determine the estimated value of the Borrower’s properties for covenant purposes from 6.75% to 6.00% for certain properties, and 7.75% to 7.50% for other properties.

•
The Term Loan Facilities reduced the capital reserve requirement used for purposes of covenant calculations from $1.00 per square foot per annum to $0.30 per square foot per annum for office properties and from $0.50 per square foot per annum to $0.15 per square foot per annum for industrial properties.

•	The required fixed charge coverage ratio was reduced from 1.75:1.00 to 1.50:1.00.

•
The maximum debt to total asset ratio was increased from fifty percent (50%) to sixty percent (60%) and additionally, subject to certain conditions, the covenant level may be further increased to sixty-five percent (65%) for four fiscal quarters following the acquisition of properties with a purchase price greater than 10% of the Borrower’s total asset value.

•	The required unencumbered interest coverage ratio was reduced from 2.00:1.00 to 1.75:1.00.

•	The required unencumbered asset coverage ratio was reduced from 2.00:1.00 to 1.66:1.00.

•	The secured recourse debt to total asset value ratio was deleted in its entirety.

Revolving Credit Facility

On July 30, 2015, the Registrant, through the Borrower, also replaced its revolving credit facility (the “JPMorgan Chase Credit Facility”) with J.P. Morgan Securities, LLC and PNC Capital Markets LLC serving as joint lead arrangers and joint book runners, to, among other things: (i) change the margins on the interest rate under the facility, as described below; (ii) extend the maturity date from August 2017 to July 2019 with two, six-month extension options; (iii) enable the Borrower to increase the JPMorgan Chase Credit Facility and the $300 Million Term Loan, as described above, by an aggregate amount of up to $400 million on four occasions; and (iv) revise certain covenants on the same terms as described above with respect to the Term Loan Facilities.

The JPMorgan Chase Credit Facility, as entered into on July 30, 2015, bears interest, at the Registrant's option, at LIBOR, plus an applicable margin ranging from 0.875% to 1.55% for LIBOR based borrowings, or an alternate base rate, plus an applicable margin ranging from 0.00% to 0.55% for base rate borrowings, based on the Borrower’s applicable credit rating. Previously, the applicable margin was a range from 1.00% to 1.70% for LIBOR based borrowings or a range from 0.00% to 0.70% for base rate borrowings. Additionally, the per annum facility fee on the aggregate revolving commitment now ranges from 0.125% to 0.30%, also based on the Borrower’s applicable credit rating. Prior to amendment, the per annum facility fee ranged from 0.15% to 0.35%.

Item 8.01. Other Events.
On July 30, 2015, the Registrant issued a press release announcing the closing of the New Term Loan Facilities and the JPMorgan Chase Credit Facility. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Property Trust, Inc.

Dated: July 30, 2015	By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer